(a)(3)(7)

Time Sensitive Materials

Depositary’s Notice of
Court Meeting and Extraordinary General Meeting of
Hutchison Telecommunications International Limited
Termination of the Deposit Agreement
Closure of the ADS Facility

ADSs:	American Depositary Shares.

ADS CUSIP No.:	44841T107.

ADS Voting Record Date:

5:00 P.M. (New York City time) on April 28, 2010 (Time at which you must be a Holder or Beneficial Owner of ADSs in order to be able to instruct the Depositary to cause the Ordinary Shares represented by your ADSs to be voted at the Meetings).

Meeting Specifics:

Court Meeting and Extraordinary General Meeting (together, the “Meetings”) on May 12, 2010. The Court Meeting will be held at 11:00 A.M. (Hong Kong time). The Extraordinary General Meeting will be held at 11:45 A.M. (Hong Kong time) (or as soon thereafter as the Court Meeting shall have been concluded or adjourned). The Meetings will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong.

Meeting Agenda:	Please refer to the Company’s Notice of Court Meeting and Notice of Extraordinary General Meeting included in the Scheme Document, dated March 15, 2010 (the “Scheme Document”).

ADS Voting Instruction Due Date:	10:00 A.M. (New York City time) on May 4, 2010 (Latest time for receipt by the Depositary of Voting Instructions from ADS Holders).

Deposited Securities:	Ordinary Shares, par value HK$0.25 per Share, of Hutchison Telecommunications International Limited, a company organized under the laws of the Cayman Islands (the “Company”).

ADS Ratio:	15 Ordinary Shares to 1 ADS.

Depositary:	Citibank, N.A.

Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong Branch.

Deposit Agreement:	Amended and Restated Deposit Agreement, dated as of June 19, 2009, by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary by
10:00 A.M. (New York City time) on May 4, 2010.

In addition, you must be a Holder or Beneficial Owner of ADSs as of the ADS Voting Record Date
(5:00 P.M. (New York City time) on April 28, 2010) for your Voting Instructions to be counted.

Court Meeting and Extraordinary General Meeting

The Company has announced that a Court Meeting and an Extraordinary General Meeting will be held at the date, time and location identified above. Copies of the Company’s Notice of Court Meeting and Notice of Extraordinary General Meeting (which contain the agendas for the Meetings) are included in the Scheme Document, a copy of which may be obtained free of charge by contacting Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248- 4237).* The Scheme Document is also incorporated in a Schedule 13E-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2010, as it has been amended or may be further amended (the “Schedule 13E-3”), by the Company, Hutchison Telecommunications Holdings Limited (the “Offeror”) and Hutchison Whampoa Limited. Both the Scheme Document and the Schedule 13E-3 are also available free of charge through the SEC’s website (www.sec.gov).

For your reference, we enclose a communication from the Company regarding the proposed privatization of the Company by the Offeror by way of a scheme of arrangement (the “Scheme”) described in the Scheme Document, and the upcoming Court Meeting and Extraordinary General Meeting.

ADS Holders wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions in the enclosed pre-addressed envelope prior to the ADS Voting Instruction Due Date.

Upon timely receipt of signed and completed Voting Instructions from an ADS Holder, the Depositary shall endeavor insofar as practicable and permitted under applicable law and the provisions of the Deposited Securities to cause the Custodian to vote (or to cause to be voted by means of the appointment of a proxy or otherwise) the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.

In order for your Voting Instructions to be valid, you must be a Holder or Beneficial Owner of ADSs as of the ADS Voting Record Date (5:00 P.M. (New York City time) on April 28, 2010). If you sell your ADSs prior to the ADS Voting Record Date and you will not, as a result of such sale, be the Holder or Beneficial Owner of such ADSs as of the ADS Voting Record Date, please forward these materials to the person who will be the Holder or Beneficial Owner of the ADSs as of the ADS Voting Record Date. Copies of these materials can be obtained free of charge from Citibank, N.A. at 1-877-CITI-ADR (1-877-248-4237).

Please note that, pursuant to Section 4.10 of the Deposit Agreement, if the Depositary timely receives Voting Instructions from an ADS Holder (as of the ADS Voting Record Date) which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary shall deem such ADS Holder to have instructed the Depositary to vote in favor of the items set forth in the Voting Instructions.

In addition, please note that the Depositary shall, if so requested by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meetings.

Termination of the Deposit Agreement

Conditional upon the Scheme becoming effective and as a result of the Scheme, the Deposit Agreement will be terminated one business day after the Scheme becomes effective.

After the Scheme becomes effective, each ADS will represent the right to receive, upon surrender of any American Depositary Receipt (“ADR”) evidencing the ADS to the Depositary, the net cash proceeds received by the Depositary in respect of the applicable Deposited Securities (after conversion by the Depositary of the Scheme consideration from Hong Kong dollars into U.S. dollars and deduction of applicable fees, taxes and expenses).

The Depositary shall, promptly after the Scheme becomes effective, distribute a notice to ADS Holders detailing the manner in which the ADSs may be surrendered to the Depositary in exchange for the net cash proceeds received by the Depositary applicable to their ADSs (after conversion by the Depositary of the Scheme consideration from Hong Kong dollars into U.S. dollars and deduction of applicable fees, taxes and expenses).

Closure of the ADS Facility

The Company’s ADS facility will be closed to withdrawals of the Company’s Ordinary Shares from 5:00 p.m. (New York City time) on April 28, 2010 to 9:00 a.m. (New York City time) on May 6, 2010. The Company’s ADS facility will also be closed to deposits and withdrawals beginning at 5:00 p.m. (New York City time) on May 17, 2010, and this closure will be permanent if the Scheme becomes effective.

The information contained herein with respect to the Meetings has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meetings. The rights and obligations of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADR evidencing the ADSs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

*              As set forth in the Deposit Agreement, Holders of record of ADSs as of the close of business on the ADS Voting Record Date, will be entitled, subject to applicable provisions of the laws of the Cayman Islands and the Memorandum and Articles of Association of the Company, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights pertaining to the Deposited Securities represented by such Holders’ ADSs.